AMENDMENT

                                TO THE BY-LAWS OF

                            PILGRIM PRIME RATE TRUST


         On July 26, 2000 the Board of Trustees adopted the following amendments to the By-laws of Pilgrim Prime Rate Trust. The amendments contemplate the Trust issuing a class of preferred shares, with one or more series, of the Trust. Accordingly, the By-laws of Pilgrim Prime Rate Trust are hereby amended to revise Sections 11.1 and 11.3 of ARTICLE 11, to read as follows:

         11.1 VOTING POWERS. The Shareholders shall have power to vote only (i) for the election of Trustees as provided in Article IV, Section 1 of the Declaration of Trust and Section 11.3 of these By-laws, PROVIDED, HOWEVER, that no meeting of Shareholders is required to be called for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees have been elected by the shareholders, or as otherwise required by the terms of the Investment Company Act of 1940 and the rules and regulations thereunder, including in this regard, in the event any preferred class of shares is outstanding, as required by Section 18(a)(2) of the Investment Company Act of 1940, as amended, (ii) with respect to any Manager or Sub-Manager as provided in
Article IV, Section 6 of the Declaration of Trust to the extent required by the Investment Company Act of 1940 and the rules and regulations thereunder (iii) with respect to a termination of this Trust to the extent and as provided in
Article IX, Section 4 of the Declaration of Trust, (iv) with respect to any amendment of the Declaration of Trust to the extent and as provided in Article IX, Section 7 of the Declaration of Trust, (v) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (vi) with respect to such additional matters relating to the Trust as may be required by laws the Declaration of Trusts these By-laws or any registration of the Trust with the Commission (or any successor agency) or any State, or as the Trustee may consider necessary or desirable. Each whole share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of Shareholders all Shares of the Trust then entitled to vote shall be voted as one class, except (i) when required by the Investment Company Act of 1940 and (ii) when the Trustees have determined that the matter either affects only the interest of one class or one or more series within a class or affects such class or shares adversely, then either Shareholders of such class or series shall be the only class or series entitled to vote thereon or they should be entitled to vote separately as a class or series. Consistent with the forgoing, holders of any preferred class of shares shall vote separately as a class (i) on the adoption of any plan of reorganization that would adversely affect the preferred shares, (ii) with respect to any action requiring a vote of security holders pursuant to Section 13(a) of the Investment Company Act of 1940, as amended, and (iii) on any other matter as required by law or as provided by the Trustees. There shall be no cumulative voting in the election of Trustees. Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, the Declaration of Trust or those By-laws to be taken by Shareholders.

         11.2 QUORUM AND REQUIRED VOTE. A majority of Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders meeting, except that where any provision of law or of the Declaration of Trust or these By-laws permits or requires that holders of any class or series shall vote as a class or series, then a majority of the aggregate number of Shares of that respective class or series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that class or series. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a larger vote is required by any provision of law or the Declaration of Trust or these By-laws, a majority of the Shares voted shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of the Declaration of Trust or these By-laws permits or requires that the holders of any class or series shall vote as a class or series, then, except as otherwise required by the terms of the Investment Company Act of 1940 and the rules and regulations thereunder, a majority of the Shares of that respective class or series voted on the matter (or a plurality with respect to the election of a Trustee) shall decide that matter insofar as that class or series is concerned. Consistent with the foregoing, holders of a preferred class of shares, if any, shall be entitled to elect (i) at least two Trustees at all times and (ii) a majority of the Trustees at any time two years' dividends on such preferred class of shares are unpaid.